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                             Mayer, Brown & Platt
                          700 Louisiana, Suite 3600
                            Houston, Texas  77002


                                                                     Exhibit 5.1

                                April 24, 1996



United Insurance Companies, Inc.
4001 McEwen, Suite 200
Dallas, Texas  75244

         Re:   Common Stock, $.01 par value

Ladies and Gentlemen:

         We have acted as counsel to United Insurance Companies, Inc., a Delaware corporation (the "Company"), in connection with the corporate proceedings (the "Corporate Proceedings") taken and to be taken relating to the public offering of up to 5,175,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"). We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of a registration statement on Form S-3, file number 333-02043 (the "Registration Statement") relating to such shares of Common Stock. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

         Based on the foregoing, it is our opinion that, upon completion of the Corporate Proceedings, the Common Stock will have been duly authorized for issuance and, when the Common Stock is delivered and sold, and when the consideration therefor is received by the Company, in accordance with the Corporate Proceedings and in accordance with the Purchase Agreement in substantially the form filed as Exhibit 1.1 to the Registration Statement, it will be validly issued, fully paid and non-assessable by the Company.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters."

                                                      Very truly yours,

                                                      MAYER, BROWN & PLATT